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                                                                      Exhibit 12


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 ($'s in 000's)

                                                                                          YEARS ENDED DECEMBER 31

                                                      2006              2005              2004             2003            2002
                                                  -------------      ------------     -------------    -------------    ------------
FIXED CHARGES:

  Interest charges (per I/S)                        $    16,353      $     14,370     $      14,764    $     14,036     $     16,319

  Less: net amortization of debt discount
      and premium and issuance expenses                     456               686               580              580             580
                                                  -------------      ------------     -------------    -------------    ------------

  Adjusted interest charges                              15,897            13,684            14,184           13,456          15,739

  Add: Net amortization of debt discount and
      premium and issuance expense                          456               686               580              580             580

  Interest portion of rental charges                        552               542               555              556             510
                                                  -------------      ------------     -------------    -------------    ------------
TOTAL FIXED CHARGES                               $      16,905      $    14,912      $      15,319    $      14,592    $     16,829
                                                  =============      ============     =============    =============    ============

EARNINGS:

   Pre-tax earnings                               $     201,893      $    167,219     $     133,846    $     100,402    $     87,457

   Interest charges                                      15,897            13,684            14,184           13,456          15,739

   Net amortization of debt discount and
       premium and issuance expense                         456               686               580              580             580

   Interest portion of rental charges                       552               542               555              556             510
                                                  -------------      ------------     -------------    -------------    ------------
TOTAL EARNINGS                                    $     218,798      $    182,131     $     149,165    $     114,994    $    104,286
                                                  =============      ============     =============    =============    ============

RATIO OF EARNINGS TO FIXED CHARGES                         12.9              12.2               9.7              7.9             6.2

Note: Currently amortization of debt discount and premium and issuance expenses are recorded and included within the interest expense line item. The above analysis starts with interest expense per the income statement and then subtracts the amortization figure in order to get to a "true" interest expense amount.